UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2025

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37348	46-4348039
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 River Ridge Drive
Norwood, Massachusetts		02062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 963-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRBP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2025, Corbus Pharmaceuticals Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC (the “Representative”), as representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten public offering (the “Offering”) of an aggregate of (i) 4,744,231 shares (the “Base Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a price to the public of $13.00 per share and (ii) pre-funded warrants to purchase up to 1,025,000 shares of Common Stock at a public offering price of $12.9999 per share, which represents the per share public offering price for the Base Shares less the $0.0001 per share exercise price for each Pre-Funded Warrant (the “Pre-Funded Warrants”). The Underwriters were also granted a 30-day option to purchase up to an additional 865,384 shares of Common Stock (the “Option Shares” and together with the Base Shares, the “Shares”) at the public offering price.

The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing prior notice to the Company, provided that any increase will not be effective until the 61st day after such notice is delivered to the Company.

The net proceeds to the Company from the Offering (before giving effect to any exercise of the Underwriters' option) are expected to be approximately $70.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is expected to close on or about November 3, 2025, subject to customary closing conditions.

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-277888) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A final prospectus supplement dated October 30, 2025 relating to and describing the terms of the Offering was filed with the SEC on November 3, 2025.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the Underwriting Agreement and Pre-Funded Warrant are not complete and are qualified in its entirety by reference to the full text of the Underwriting Agreement and Form of Pre-funded Warrant, copies of which are filed as Exhibit 1.1 and Exhibit 4.1, respectively, to this Current Report and are incorporated herein by reference. A copy of the opinion of Lowenstein Sandler LLP relating to the legality of the issuance and sale of Shares and Pre-Funded Warrants in the Offering is attached as Exhibit 5.1 to this Current Report.

Item 7.01 Regulation FD Disclosure.

On October 30, 2025, the Company issued a press release regarding the launch of the Offering. On October 31, 2025, the Company issued a press release announcing that it had priced the Offering. Copies of the press releases are furnished hereto as Exhibits 99.1 and 99.2, respectively, to this Current Report and incorporated herein by reference.

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings, including in its annual filing on Form 10-K filed with the SEC on March 11, 2025, the preliminary prospectus supplement relating to the Offering filed with the SEC on October 30, 2025, and the final prospectus supplement relating to the Offering, filed with the SEC on November 3, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 30, 2025
4.1	Form of Pre-funded Warrant
5.1	Opinion of Lowenstein Sandler LLP
23.1	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1)
99.1	Press Release dated October 30, 2025
99.2	Press Release dated October 31, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corbus Pharmaceuticals Holdings, Inc.

Date:	November 3, 2025	By:	/s/ Yuval Cohen
Name: Yuval Cohen Title: Chief Executive Officer